Exhibit 99.1

Republic Bancorp, Inc. Reports an 11% Increase in Third Quarter Net Income

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 16, 2020--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) is pleased to report third quarter net income of $20.4 million, an 11% increase over the third quarter of 2019, resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $0.98. Year-to-date (“YTD”) net income was $62.9 million, a 5% decrease from the same period in 2019, resulting in return on average assets (“ROA”) of 1.41% and return on average equity (“ROE”) of 10.54% for the nine months ended September 30, 2020.

Steve Trager, Chairman & CEO of Republic commented, “I couldn’t be prouder of our performance given the current environment. We were able to grow our third quarter net income by 11% and keep our YTD operating metrics strong despite pandemic-related increases of $7 million for the quarter and $18 million YTD in our Allowance for Credit Losses (“Allowance”). These increases, along with our January 1, 2020 adoption of the Current Expected Credit Loss (“CECL”) methodology, lifted our ratio of Traditional Bank Allowance to Traditional Bank loans to 1.26% as of September 30, 2020, with this ratio reaching 1.46%(1) when you exclude our SBA-guaranteed PPP(2) portfolio. Certainly, with the COVID-19 pandemic, overall credit quality is a primary concern for all banks and will be a strong focus until we come out of the pandemic.”

Trager continued, “Reflecting further on our YTD results, we have had our best nine months ever in gathering deposits and generating mortgage banking income. In addition, I am extremely proud of our efforts to help our clients through the SBA’s PPP loan process. Through this process we helped over 3,700 clients attain $528 million of financial relief amid pandemic-driven hardship. During the coming months, we will be focused intensely on helping our clients complete the PPP forgiveness process and expanding our relationships with the many new clients we welcomed through the origination of PPP loans.”

The following table highlights Republic’s financial performance for the three and nine months ended September 30, 2020 and 2019. Additional financial details, including segment-level data and key metrics, are provided in the accompanying financial supplement to this release. See Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on October 16, 2020 for the financial supplement.

	Total Company Financial Performance Highlights
	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change

Income Before Income Tax Expense	$25,826	$22,733	$3,093	14%	$79,001	$80,892	$(1,891)	(2)%
Net Income	20,389	18,408	1,981	11	62,890	65,931	(3,041)	(5)
Diluted Earnings per Class A Common Share	0.98	0.88	0.10	11	3.02	3.15	(0.13)	(4)
Return on Average Assets	1.33%	1.29%	NA	3	1.41%	1.58%	NA	(11)
Return on Average Equity	10.05	9.92	NA	1	10.54	12.11	NA	(13)

NA – Not applicable

Results of Operations for the Third Quarter of 2020 Compared to the Third Quarter of 2019

Core Bank(3)

Net income from Core Banking was $13.8 million for the third quarter of 2020, a 6% decrease from the same period in 2019. While the Core Bank’s Mortgage Banking and Warehouse Lending (“Warehouse”) segments reached record highs in net income during the third quarter of 2020, these strong performances were partially offset by an $8.2 million decrease in net income within the Traditional Banking segment. Traditional Banking net income for the third quarter of 2020 was negatively impacted by continued net interest margin compression and an elevated Provision for Credit Loss Expense (“Provision”) driven by additional pandemic related considerations emerging during the quarter.

Net Interest Income – Core Bank net interest income was $46.4 million for the third quarter of 2020, a 2% decrease from the same period in 2019. Industry-wide net interest margin compression was the primary driver of the decrease and was partially offset by the benefit to net interest income from growth of $313 million, or 7%, in average Core Bank loan balances. The growth in average Core Bank loans was concentrated in the Core Bank’s Warehouse and PPP portfolios.

Average outstanding Warehouse balances grew from $752 million during the third quarter of 2019 to $860 million during the third quarter of 2020. During those same time periods, average committed Warehouse lines-of-credit grew from $1.1 billion to $1.3 billion and usage rates on those lines remained at a robust 68%. Meanwhile, Traditional Banking loan averages grew $196 million during the third quarter of 2020 over the same period in 2019. PPP loans, which were all originated during the second quarter of 2020, contributed $513 million to the Traditional Bank’s third quarter 2020 loan averages, offsetting a $317 million decrease in average non-PPP Traditional Bank loans. The Company’s November 2019 branch divestiture contributed to approximately $128 million of the non-PPP loan decrease.

Consistent with a 225 basis point decrease in the Federal Funds Target Rate from September 30, 2019 to September 30, 2020, the Core Bank’s net interest spread and net interest margin compressed 15 basis points and 31 basis points, respectively, from the third quarter of 2019 to the same period in 2020. The Core Bank’s net interest spread, the difference between the weighted average rate earned on its interest-earning assets less the weighted average cost paid on its interest-bearing liabilities, contracted primarily because the Core Bank’s liabilities had less room to reprice downward than its asset counterparts. The Core Bank’s net interest margin contracted 16 basis points further than its net interest spread due to the reduction in benefit the Bank sees from its noninterest-bearing funding sources, such as noninterest-bearing deposits and stockholders’ equity, in a falling rate environment.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2020	2019	Change	2020	2019	Change

Traditional Banking*	$38,753	$42,879	$(4,126)	3.22%	3.76%	(0.54)%
Warehouse Lending	7,345	4,329	3,016	3.41	2.30	1.11
Mortgage Banking*	300	212	88	NM	NM	NM
Core Bank	$46,398	$47,420	$(1,022)	3.25	3.56	(0.31)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,
Reportable Segment	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change

Traditional Banking*	$3,906,335	$3,709,931	$196,404	5%	$3,856,504	$3,721,239	$135,265	4%
Warehouse Lending	860,420	752,089	108,331	14	1,028,675	973,588	55,087	6
Mortgage Banking*	26,127	17,500	8,627	49	44,860	32,739	12,121	37
Core Bank	$4,792,882	$4,479,520	$313,362	7	$4,930,039	$4,727,566	$202,473	4

*Includes loans held for sale NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision increased to $5.9 million for the third quarter of 2020 from $2.2 million for the same period in 2019. The Provision for the third quarter of 2020 primarily reflected $6.8 million of Provision related to additional COVID-19 considerations. As part of its Allowance modeling during the quarter, the Company factored in additional analysis of loans granted COVID-19 accommodations during the year along with rising vacancy rates on commercial real estate within the Core Bank’s market footprint. Partially offsetting these drivers was a $1.2 million reduction in Provision due to an $83 million decrease in non-PPP Traditional Bank loans during the quarter. In contrast, the Provision for the third quarter of 2019 included a $1.4 million partial charge-off of one large commercial-related loan that defaulted during that quarter.

Along with the PPP, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act provided several forms of economic relief designed to defray the impact of COVID-19. In April 2020, through its own independent relief efforts and CARES Act provisions, the Company began offering loan accommodations through deferrals and forbearances. These accommodations were generally under three-month terms for commercial clients, with residential and consumer accommodations in line with prevailing regulatory and legal parameters. Loans modified as a result of pandemic-related requests are generally not considered troubled debt restructurings by the Company if, prior to the pandemic, the borrower was performing in accordance with loan terms.

The following table presents loan balances under COVID-19 accommodations as of June 30, 2020 and a rollforward of accommodated balances through September 30, 2020. The table reflects that approximately 97% of loan balances granted an accommodation during 2020 are out of their accommodation period and current on their contractual payments as of September 30, 2020.

	Jun. 30, 2020	Three Months Ended Sep. 30, 2020			Sep. 30, 2020 COVID-19 Accommodations
	COVID-19	Additional	(Payments) Draws Made		Out of Accommodation		Still under Accommodation
(in thousands)	Accm.*	Accm.	Net (Pay)/Draw	(Payoffs)	Current	Past Due**	1st Accm.	> 1st Accm.

Traditional Banking:
Residential real estate:
Owner occupied	$51,570	$6,780	$(525)	$(3,751)	$45,761	$51	$1,804	$6,458
Nonowner occupied	58,754	—	(667)	(536)	57,551	—	—	—
Commercial real estate	491,314	3,567	(5,840)	(15,939)	467,447	2,739	457	2,459
Commercial & industrial	141,720	—	(7,438)	(3,842)	118,784	12	—	11,644
Construction & land development	28,927	—	486	(9,214)	20,199	—	—	—
Lease financing receivables	2,443	—	409	—	2,852	—	—	—
Home equity	13,776	627	(173)	(2,835)	11,173	—	187	35
Consumer	4,678	58	(134)	(229)	4,283	—	41	49
Total Traditional Banking	$793,182	$11,032	$(13,882)	$(36,346)	$728,050	$2,802	$2,489	$20,645

*Accm.= Accommodation(s) **Loans 30-days-or-more past due on their contractual payments following exit from their accommodation period.

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:			Years Ended:
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2020	2020	2020	2019	2018	2017

Nonperforming loans to total loans	0.43%	0.40%	0.46%	0.54%	0.40%	0.36%

Nonperforming assets to total loans (including OREO)	0.47	0.44	0.47	0.54	0.40	0.36

Delinquent loans* to total loans	0.23	0.16	0.27	0.30	0.22	0.21

Net charge-offs (recoveries) to average loans	0.03	0.04	(0.03)	0.11	0.06	0.04
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $17.9 million during the third quarter of 2020, a $6.8 million, or 61%, increase from the third quarter of 2019. Items significantly impacting noninterest income for the quarter included the following:

  Mortgage Banking income increased $7.7 million over the third quarter of 2019 to a record high $10.8 million for the third quarter of 2020, as both origination volume and pricing improved from the prior period. The Core Bank originated $204 million in secondary market loans during the third quarter of 2020, a 64% increase over the same period in 2019, while the Bank’s cash gain as a percentage of those originations increased approximately 250 basis points over the third quarter of 2019.
  Offsetting the increase in Mortgage Banking income was a $731,000 decrease in Service Charges on Deposits resulting largely from a change in consumer savings and spending patterns during the pandemic-driven economic restrictions.

Noninterest Expense – Core Bank noninterest expense increased 7% when comparing the third quarter of 2020 to the same period in 2019. Items significantly impacting noninterest expense for the quarter included the following:

  Salaries and benefits expense increased $1.5 million, or 7%. The overall increase was substantially driven by higher Mortgage Banking commissions, which rose $1.2 million over the same period in 2019.
  Data Processing expense increased $1.0 million, or 45%, driven by the Company’s increased investment in technology since September 30, 2019. Approximately 60% of the increase was driven by loan application system costs related to the PPP loan program and the substantial rise in mortgage refinance volume during the year.

Republic Processing Group(4)

Republic Processing Group (“RPG”) reported net income of $6.6 million for the third quarter of 2020 compared to $3.6 million for the same period in 2019, with a $3.2 million positive swing in net income at RPG’s Tax Refund Solutions (“TRS”) segment partially offset by a $265,000 decrease in net income at its Republic Credit Solutions (“RCS”) segment.

Tax Refund Solutions

Within TRS, a positive change in Provision from a net credit of $2.0 million during the third quarter of 2019 to a net credit of $4.3 million during the third quarter of 2020 primarily drove the segment’s overall positive swing in net income. These credits to the Provision primarily reflected recoveries on Easy Advance (“EA”) loans charged off during the first six months of the year. While TRS experienced a higher rate of EAs charged-off during the first six months of 2020 than the comparable six months in 2019, it also experienced a higher rate of EA recoveries during the third quarter of 2020 than the comparable quarter of 2019. Management believes the higher rate of EAs charged-off through the first six months of 2020 and recovered during the third quarter of 2020 was directly related to the impact of the COVID-19 pandemic and the ability of the IRS to facilitate payment processing within normal time frames for certain types of tax returns that require further taxpayer communication and verification.

With the third quarter EA paydowns, the percent of unpaid EAs to total EAs originated was 3.93% at September 30, 2020. This compares to 2.91% at September 30, 2019, a difference of 102 basis points. By comparison, the unpaid EA percentage was 5.05% at June 30, 2020, compared to 3.45% at June 30, 2019, representing a difference of 160 basis points. With all unpaid EAs having been charged off as of June 30, 2020, any EA payments received during the fourth quarter of 2020 will continue to represent recovery credits directly to income.

Republic Credit Solutions

Net income at RCS decreased slightly from $3.8 million during the third quarter of 2019 to $3.6 million for the third quarter of 2020. The decrease in RCS’s net income primarily reflected a $3.1 million decrease in RCS’s revenues partially offset by a $3.0 million reduction in Provision. Both decreases resulted from an $11 million decrease in outstanding balances for RCS’s Elastic product from September 30, 2019 to September 30, 2020 following a reduction of marketing for this product during the first quarter of 2020. RCS began incrementally increasing its marketing for its line-of-credit product during the third quarter of 2020.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers and two loan production offices throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace, and one loan production office in Oldsmar; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills, and one loan production office in Brentwood; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions, including, but not limited to, the timing of PPP loan forgiveness and the impact of the COVID-19 pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2019 and quarterly report on Form 10-Q for the period ended June 30, 2020. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)

The following table provides a reconciliation of the Company’s ratio of Allowance to Traditional Bank loans in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to its Allowance to non-PPP Traditional Bank loans, a non-GAAP measure. The Company believes this non-GAAP measure better reflects the level of Traditional Bank Allowance available to cover expected Traditional Bank loan losses. The Company has made no Allowance for PPP loans because these loans are guaranteed by the U.S. Small Business Administration.

	As of Sep. 30, 2020
			Allowance
(dollars in thousands)	Gross Loans	Allowance	to Loans

Traditional Bank (GAAP)	$3,856,504	$48,657	1.26%
Less: Paycheck Protection Program	514,550	—

Traditional Bank, Less PPP (non-GAAP)	$3,341,954	$48,657	1.46

(1)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program.

(2)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(3)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628